Exhibit 99.1

NEWFIELD EXPLORATION COMPANY CLOSES ON
SALE OF GULF OF MEXICO SHELF ASSETS

FOR IMMEDIATE RELEASE

Houston - August 6, 2007 -- Newfield Exploration Company (NYSE:NFX) today announced the closing on its previously announced sale of its Gulf of Mexico shelf assets to McMoRan Exploration Co. (NYSE:MMR) for total cash consideration of $1.1 billion and the assumption of liabilities associated with future abandonment of wells and platforms.

Newfield utilized Internal Revenue Code Section 1031 Tax Deferred Exchange rules for the sale of its Gulf of Mexico shelf assets and its recent $578 million acquisition of Rocky Mountain assets from Stone Energy. As a result, after-tax proceeds from the sale of the Gulf of Mexico shelf assets exceed $1.0 billion.

Newfield’s estimated 2007 and 2008 production guidance (issued July 25) accounted for this and other anticipated divestitures and remains 240 - 253 Bcfe.

The Company’s previously announced divestiture packages also include its assets in the U.K. North Sea and Bohai Bay, China, and other select properties in Texas and the Mid-Continent. Proceeds from these sales will be used to pay down debt and fund capital expenditures.

Jefferies Randall & Dewey and Morgan Stanley & Co. Incorporated acted as financial advisors to Newfield in connection with its Gulf of Mexico shelf asset sale.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding proposed divestitures are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Completion of the proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com